                                                                    Exhibit 99.2
GOLDEN RETIREMENT
SAVINGS PROGRAM

FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1995 AND 1994
AND INDEPENDENT AUDITORS' REPORT

GOLDEN RETIREMENT SAVINGS PROGRAM

TABLE OF CONTENTS
- --------------------------------------------------------------------------------


                                                                            PAGE
INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits -
    December 31, 1995 and 1994                                                2

  Statements of Changes in Net Assets Available for Benefits -
    Years ended December 31, 1995 and 1994                                    3

  Notes to Financial Statements                                              4-11

ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST. AS A
  RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED BECAUSE THEY ARE
  INAPPLICABLE UNDER THE DEPARTMENT OF LABOR'S RULES AND
  REGULATIONS.

INDEPENDENT AUDITORS' REPORT


Benefit Plans Administration Committee
  Western Publishing Company, Inc.:

We have audited the accompanying statements of net assets available for benefits of Golden Retirement Savings Program (the "Plan") as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.





April 26, 1996



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

GOLDEN RETIREMENT SAVINGS PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------


                                                                          1995              1994
   ASSETS:
    Investments in Western Publishing Group, Inc. Master
     Retirement Trust pooled investment accounts (Notes 3 and 4):
      Investment funds                                                   $6,846,913     $2,895,585
      Guaranteed investment contracts                                    20,462,300     25,166,596
      Parent company stock                                                  388,891        451,051
      Loans receivable from participants                                  1,237,741      1,446,781
      Accrued income receivable                                             110,250         95,927
    Contributions receivable:
      Employer                                                                              10,417
      Participants                                                          159,579        198,176
                                                                        -----------     -----------
          Total assets                                                   29,205,674      30,264,533
                                                                        -----------     -----------
    LIABILITIES:
     Payable to third parties                                                31,223          43,791
                                                                        -----------     -----------
    NET ASSETS AVAILABLE FOR BENEFITS                                   $29,174,451     $30,220,742
                                                                        -----------     -----------
                                                                        -----------     -----------


    See notes to financial statements.

GOLDEN RETIREMENT SAVINGS PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------


                                                                   1995             1994
Investment income - Increase in equity of allocable portion
  of Western Publishing Group, Inc. Master Retirement Trust
  pooled investment accounts (Notes 3 and 7):
    Interest                                                    $ 1,443,674      $ 1,370,732
    Dividends                                                       170,546          324,364
    Appreciation (depreciation) on pooled investment accounts       578,968         (856,321)
    Contributions:
    Employer                                                        647,973          709,867
    Participants                                                  2,095,167        2,100,388
                                                                -----------      -----------
       Total additions                                            4,936,328        3,649,030
                                                                -----------      -----------
Payments to or on behalf of participants                          5,903,255        2,355,925
Administrative expenses                                              79,364          114,450
                                                                -----------      -----------
       Total deductions                                           5,982,619        2,470,375
                                                                -----------      -----------

       Net (decrease) increase                                   (1,046,291)       1,178,655

Net assets available for benefits:
  Beginning of year                                              30,220,742       29,042,087
                                                                -----------      -----------
  End of year                                                   $29,174,451      $30,220,742
                                                                -----------      -----------
                                                                -----------      -----------

See notes to financial statements.

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------


1.    THE PLAN

      Golden Retirement Savings Program (the "Plan") is a contributory defined contribution plan offered to all eligible employees of Western Publishing Company, Inc. (the "Company") and eligible employees of any United States subsidiary of the Company which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on July 1, 1987 and conforms with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

      An employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

        a. Is a member of a group of employees to which the Plan has been and continues to be extended by the participating company ("employer"), either unilaterally or through collective bargaining; and

        b. Has completed six months of continuous employment (as defined in the Plan).

      Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution ("income deferral" and "participant") is limited to 16% of compensation. Income deferral contributions were limited to no more than $9,240 in 1995 and 1994 in accordance with the Internal Revenue Code ("Code").

      Each participating employer contributes to the Plan an amount equal to 50% of the first 6% of income deferral contributions made by or on behalf of the participant. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1995 and 1994 totalled $27,475 and $60,837, respectively.

      Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant are invested (in proportions designated by the participant) in one or more of the following funds:

GOLDEN RETIREMENT SAVINGS PROGRAM

- --------------------------------------------------------------------------------


                                                       Number of Participants
                                                         Invested in Fund at
                       Fund Type                          December 31, 1995
             Conservative Equity Fund                             324
             Aggressive Equity Fund                               305
             Interest Accumulation Fund                         1,067
             Parent Company Stock Fund                            246


      Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts monthly based on their proportionate share of the applicable fund's assets.

      If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from employer contributions which are then vested according to the following schedule:


                                                       Vested Percentage
              Years of Continuous                          of Employer
                   Employment                         Contribution Account
                Less than 1                                      0
                1 but less than 2                               25
                2 but less than 3                               50
                3 but less than 4                               75
                4 or more                                      100



      Balances in a participant's income deferral contribution account, participant contribution account and prior plan account are fully vested at all times.

      In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

GOLDEN RETIREMENT SAVINGS PROGRAM

- --------------------------------------------------------------------------------


      When a participant's employment terminates for any reason, all vested Plan Credits of the participant will be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

        a.  By a lump-sum distribution of any or all Plan Credits.

        b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

      A participant may elect to defer distribution of vested Plan Credits until age 70-1/2.

      No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. In addition, effective July 1, 1988 participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months (360 months for loans made prior to October 18, 1989). Generally, loan repayments are made by payroll deduction.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis for accounting.

      Investments - The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

      Valuation of Investments - Investments in the Master Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

      Expenses - Plan expenses, such as trustee and accounting fees, are charged to the Plan.

      Benefits Payable - Net assets available for benefits included benefits of $951,469 and $1,107,068 due to participants who have withdrawn from participation in the Plan as of December 31, 1995 and 1994, respectively.

GOLDEN RETIREMENT SAVINGS PROGRAM

- --------------------------------------------------------------------------------


3.    INVESTMENTS IN MASTER TRUST

      Investments in the Master Trust at December 31, 1995 and 1994 were as follows:


                                                         1995            1994

                                                         (Dollars in Thousands)
Guaranteed investment contracts                        $ 61,459         $ 77,725
Pooled investment funds                                  44,157           26,821
Common stock                                              1,021            1,610
Participant loans                                         3,368            3,855
                                                       --------         --------
Total investments                                      $110,005         $110,011
                                                       --------         --------
                                                       --------         --------


      The net investment gain of the Master Trust for the years ended December 31, 1995 and 1994 was as follows:


                                                                    1995         1994
                                                                   (Dollars in Thousands)
Interest and Dividends                                             $ 5,476      $ 6,129
Appreciation (depreciation) in fair value of investments             5,851       (4,024)
Administrative expenses                                               (405)        (453)
                                                                  --------      -------
Net investment gain                                               $ 10,922      $ 1,652
                                                                  --------      -------
                                                                  --------      -------




      The Plan's interest in the Master Trust as a percentage of net assets of the Master Trust was approximately 26% and 27% at December 31, 1995 and 1994, respectively.

4.    INVESTMENTS

      Investments in pooled investment funds at December 31, 1995 and 1994 were as follows:


                                                        1995                    1994
                                             --------------------------------------------------
                                               Units      Fair Value      Units      Fair Value
Conservative Equity Fund
  (Evergreen Total Return Fund)                91,858    $ 1,829,817     88,049      $1,499,470
Aggressive Equity Fund
  (Evergreen Fund)                            109,417      1,732,076    115,236       1,386,290
Bankers Trust Pyramid Directed
  Account Cash Fund                         3,285,020      3,285,020      9,825           9,825
                                                          ----------                 ----------
                                                          $6,846,913                 $2,895,585
                                                          ----------                 ----------
                                                          ----------                 ----------

GOLDEN RETIREMENT SAVINGS PROGRAM

- --------------------------------------------------------------------------------



      Investments in guaranteed investment contracts at December 31, 1995 and 1994 were as follows:

                                                                           1995                    1994
          Principal Mutual Life Insurance Company
            Contract #GA4-6187-2                                         $  3,255,475            $  3,915,676
          John Hancock Mutual Life Insurance Company
            Contract #GAC-7313-1                                                                    3,963,771
          New York Life Insurance Company
            Contract #GA-06701-2-2                                                                  3,626,593
          Allstate Life Insurance Company
            Group Annuity Contract #GA-5343-2                                                       3,617,030
          New York Life Insurance Company
            Contract #GA-06701-2                                            1,557,061               1,879,800
          Metropolitan Life Insurance Company
            Contract #GA-13981-169                                          4,598,941               3,470,292
          Metropolitan Life Insurance Company
            Contract #GA-13823-169                                            682,122               1,264,372
          Hartford Life Insurance Company
            Contract #GA-10145-A                                            2,863,962               3,429,062
          Continental Assurance Company
            Contract #GP-13137-016                                          4,408,975
          New York Life Insurance Company
            Contract #GA-06701-3-2                                          3,095,764
                                                                          -----------             -----------
                                                                          $20,462,300             $25,166,596
                                                                          ===========             ===========


      Investments in Parent Company Stock at December 31, 1995 and 1994 were as follows:


                                                        1995                    1994
                                             --------------------------------------------------
                                               Shares      Fair Value      Shares      Fair Value
   Western Publishing Group, Inc.
     Common Stock                             49,383        $ 388,891        47,479      $451,051
                                                            ---------                    --------
                                                            ---------                    --------


GOLDEN RETIREMENT SAVINGS PROGRAM

- --------------------------------------------------------------------------------



      Transactions in the Common Stock of Western Publishing Group, Inc. were as follows:


                                                                      1995              1994
                                                               ----------------   ----------------
                                                                Shares   Amount   Shares   Amount

Aggregate purchases                                              8,300    $87,722  14,411   $175,595
                                                                          -------           --------
                                                                          -------           --------
Aggregate sales and
  distributions to participants                                  6,396    $62,960  16,965   $267,499
                                                                          -------           --------
                                                                          -------           --------



5.    INTERNAL REVENUE SERVICE STATUS

      The Internal Revenue Service has determined and informed the Company by a letter dated November 14, 1995, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the Code. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

6.    TERMINATION OF THE PLAN

      In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

GOLDEN RETIREMENT SAVINGS PROGRAM

- --------------------------------------------------------------------------------

7.    CHANGES IN NET ASSETS BY FUND:

      Plan participants have the ability to self-direct employee and certain employer contributions into any of the funds described in Note 1. Net assets at December 31, 1995 and the changes in net assets available for benefits for the year then ended were as follows:


                                                                            Interest
                         Conservative     Aggressive    Parent Company    Accumulation
                         Equity Fund     Equity Fund      Stock Fund          Fund        Loan Fund        Total

Investment income:
  Interest                               $      433        $    992       $  1,358,618    $   83,631    $ 1,443,674
  Dividends               $   94,971         75,575                                                         170,546
  Appreciation
     (depreciation) on
     pooled investment
     accounts                252,602        413,288         (86,922)                                        578,968
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total investment
       income (loss)         347,573        489,296         (85,930)         1,358,618        83,631      2,193,188
Contributions:
  Employer                    63,487         51,162          27,944            505,380                      647,973
  Participants               189,090        158,183          76,521          1,671,373                    2,095,167
Transfers of assets
     (to) from other
     funds                  (138,663)      (252,174)         70,109            259,897        60,831
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total additions         461,487        446,467          88,644          3,795,268       144,462      4,936,328
                         ------------    -----------    --------------    ------------    ----------    -----------
Payments to or on behalf
    of participants         122,934         157,331         115,219          5,175,115       332,656      5,903,255
  Administrative
     expenses                  2,687          2,991           1,992             71,694                       79,364
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total deductions        125,621        160,322         117,211          5,246,809       332,656      5,982,619
                         ------------    -----------    --------------    ------------    ----------    -----------
     Net increase
       (decrease)            335,866        286,145         (28,567)        (1,451,541)     (188,194)    (1,046,29l)
Net assets available
  for benefits:
  Beginning of year        1,488,563      1,398,960         470,020         25,403,922     1,459,277     30,220,742
                         ------------    -----------    --------------    ------------    ----------    -----------
  End of year             $1,824,429     $1,685,105        $441,453       $ 23,952,381    $1,271,083    $29,174,451
                         ------------    -----------    --------------    ------------    ----------    -----------
                         ------------    -----------    --------------    ------------    ----------    -----------

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
- --------------------------------------------------------------------------------

      Net assets at December 31, 1994 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                            Interest
                         Conservative    Aggressive     Parent Company    Accumulation
                         Equity Fund     Equity Fund      Stock Fund          Fund        Loan Fund        Total

Investment income:
  Interest                $      138     $      140        $    743       $  1,271,978    $   97,733    $ 1,370,732
  Dividends                  108,427        215,937                                                         324,364
  Depreciation on
     pooled investment
     accounts               (201,820)      (208,624 )      (445,877)                                       (856,321)
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total investment
       (loss) income         (93,255)         7,453        (445,134)         1,271,978        97,733        838,775
Contributions:
  Employer                    70,740         50,310          34,771            554,046                      709,867
  Participants               216,268        170,599         112,896          1,600,625                    2,100,388
Transfers of assets
  (to) from other
  funds                     (119,647)       (39,225 )       (24,670)            51,785       131,757
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total additions          74,106        189,137        (322,137)         3,478,434       229,490      3,649,030
                         ------------    -----------    --------------    ------------    ----------    -----------
     Payments to or on
       behalf of
       participants           54,692         85,748          58,247          1,961,833       195,405      2,355,925
  Administrative
     expenses                  3,758          3,823           2,065            104,804                      114,450
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total deductions         58,450         89,571          60,312          2,066,637       195,405      2,470,375
                         ------------    -----------    --------------    ------------    ----------    -----------
     Net increase
       (decrease)             15,656         99,566        (382,449)         1,411,797        34,085      1,178,655
Net assets available
  for benefits:
  Beginning of year        1,472,907      1,299,394         852,469         23,992,125     1,425,192     29,042,087
                         ------------    -----------    --------------    ------------    ----------    -----------
  End of year             $1,488,563     $1,398,960        $470,020       $ 25,403,922    $l,459,277    $30,220,742
                         ------------    -----------    --------------    ------------    ----------    -----------
                         ------------    -----------    --------------    ------------    ----------    -----------
